UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2016

UNITED NATURAL FOODS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21531	05-0376157
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

313 Iron Horse Way, Providence, RI 02908
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (401) 528-8634

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

On October 28, 2016, United Natural Foods, Inc. (the “Company”) entered into an employment agreement with Steven L. Spinner (the “Employment Agreement”), pursuant to which Mr. Spinner will continue to serve as the Company’s President and Chief Executive Officer. Concurrently with the execution of the Employment Agreement, the Company's Board of Directors (the "Board") appointed Mr. Spinner to serve as its Chairman effective immediately following the annual meeting of stockholders expected to be held on December 15, 2016.

The Employment Agreement has a three year term, ending October 28, 2019, subject to automatic one year renewals unless either party gives 180 days’ notice of intent not to renew.

The Employment Agreement provides that Mr. Spinner will receive an initial base salary at the annual rate of $922,500 as well as an annual cash incentive opportunity for each fiscal year within the term of the Employment Agreement. The Employment Agreement also provides Mr. Spinner with certain benefits, such as reimbursement of expenses, paid leave and participation in the Company’s employee benefit plans and programs.

In connection with the execution of the Employment Agreement, the Company paid Mr. Spinner a cash payment in the amount of $1,250,000. This payment was made to Mr. Spinner in recognition of the successful execution of the Company’s acquisition and “building out the store” strategies in fiscal 2016 along with Mr. Spinner’s commitment to remain with the Company through the term of the Employment Agreement and expanded non-competition covenants and time periods contained in the Employment Agreement.

The Employment Agreement provides for severance payments where Mr. Spinner is terminated without “cause” or if Mr. Spinner voluntarily terminates his employment for “good reason.” “Good reason” generally means the occurrence of any one or more of the following: (1) the assignment of Mr. Spinner to duties materially adversely inconsistent with his duties as of the date of the Employment Agreement; (2) a material reduction in Mr. Spinner’s title, executive authority or reporting status, including failure of the Company to appoint Mr. Spinner as the Company’s Chief Executive Officer; (3) a relocation more than 50 miles from Mr. Spinner’s then current place of employment; (4) a reduction by the Company in Mr. Spinner’s base salary, or a failure of the Company to pay or cause to be paid any compensation or benefits when due or under the terms of any plan established by the Company and failure to restore such base salary or make such payments within five (5) days of receipt of notice from Mr. Spinner, (5) failure to include Mr. Spinner in any new employee benefit plans proposed by the Company or a material reduction in Mr. Spinner’s level of participation in any benefit plans of the Company; provided that a Company-wide reduction or elimination of such plans shall not give rise to a “Good Reason” termination; (6) a material breach of the Employment Agreement by the Company; or (7) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform the terms of the Employment Agreement, in each case to the extent not cured (if curable) following notice of such event. “Cause” generally means (1) the conviction of Mr. Spinner under applicable law of any felony or any misdemeanor involving moral turpitude, (2) unauthorized acts intended to result in Mr. Spinner’s personal enrichment at the material expense of the Company or its reputation, (3) any violation of Mr. Spinner’s duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty or (4) material breach of the sections of the Employment Agreement related to non-competition and the other activities that Mr. Spinner may engage in outside of his employment for the Company, in each case to the extent not cured (if curable) following notice of such event.

The severance payments owed to Mr. Spinner in the event the Company terminates his employment without “cause” or he voluntarily terminates his employment for “good reason” generally consist of (a) 200% of Mr. Spinner’s then current base salary, (b) 200% of his current-year annual cash incentive payments based on target performance and (c) the pro-rated portion of the current-year annual cash incentive payments he would have been owed for the fiscal year in which his employment was terminated based on the Company’s actual results when measured against the performance metrics applicable to Mr. Spinner for that performance period. Severance also includes a cash payment of $35,000 to Mr. Spinner that he may use to pay for medical benefits for himself and his dependents. In addition, any stock options awarded to Mr. Spinner and not vested and exercisable on or prior to the date of Mr. Spinner's termination that would otherwise have become vested and exercisable on or prior to the first anniversary of the date of Mr. Spinner's termination, and any shares of restricted stock (including restricted stock units settled in shares of common stock) and performance-based vesting equity awards (including performance-based restricted stock units settled in shares of common stock) granted to Mr. Spinner that would have had any restrictions thereon removed or vested on or prior to the first anniversary of the date of Mr. Spinner's termination, will, in each case, have any restrictions thereon removed or become vested, as the case may be, with such restrictions with respect to any performance-based vesting equity awards to be removed on that number of awards as Mr. Spinner would have earned based on the Company’s performance at the greater of target or actual levels of performance for the such year (but only if any gateway performance metrics applicable to the award are achieved).

In addition, where Mr. Spinner is terminated without “cause” or Mr. Spinner voluntarily terminates his employment for “good reason” within one year after a change in control of the Company, in lieu of the severance compensation described above, the Company must pay to Mr. Spinner (a) 300% of Mr. Spinner’s then current base salary, (b) 300% of the current-year annual cash incentive payments based on target performance and (c) the pro-rated portion of the current-year annual cash incentive payments he would have been owed for the fiscal year in which his employment was terminated based on the Company’s actual results when measured against the performance metrics applicable to Mr. Spinner for that performance period. The Company must also make a cash payment of $105,000 to Mr. Spinner that he may use to pay for medical benefits for himself and his dependents. In addition, any and all unvested and unexercised stock options, restricted stock, restricted stock units and performance-based vesting equity awards granted to Mr. Spinner shall be treated in accordance with the applicable award agreements evidencing such equity-based awards and any applicable election forms related thereto. The Employment Agreement contemplates that if any payments or benefits otherwise payable to Mr. Spinner would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, as amended (the “Code”), and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will either be (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to such excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account applicable taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Mr. Spinner on an after-tax basis, of the greatest amount of benefits. The Employment Agreement does not require the Company to pay any excise tax imposed on Mr. Spinner on account of any “parachute payments” (within the meaning of Section 280G of the Code) made pursuant to the Employment Agreement.

Receipt of any severance payments or benefits is conditioned upon Mr. Spinner’s release of claims against the Company and its officers and directors.

The Employment Agreement provides that if the Company files an amendment to a report with the Securities and Exchange Commission to restate its financial statements filed in the two preceding years the Board or a committee of the Board consisting entirely of independent directors may require Mr. Spinner to repay any bonus or incentive compensation paid or granted to Mr. Spinner if the amount of bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to the restatement, and the amount of the bonus or incentive compensation that would have been awarded to Mr. Spinner had the financial results been properly reported would have been lower than the amount actually awarded.

The Employment Agreement contains provisions governing the nondisclosure and nonuse of confidential information of the Company, provisions requiring the assignment of certain intellectual property rights to the Company, and non-competition and non-solicitation restrictive covenants which remain in existence for one year or, in the event of termination for “cause” or without “good reason”, two years following Mr. Spinner’s termination. These provisions limit Mr. Spinner’s ability to (x) compete with the Company, including by virtue of becoming employed with specifically identified companies, and (y) act to induce any of the Company’s vendors, customers or employees to take action that might be disadvantageous to the Company.

The Employment Agreement supersedes the Offer Letter between Mr. Spinner and the Company dated September 16, 2008, as amended, and the Severance Agreement between Mr. Spinner and the Company dated September

16, 2008, and such Offer Letter and Severance Agreement were terminated as of the effective date of the Employment Agreement.

The above description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement itself, a copy of which is attached to this report as Exhibit 10.1, and is incorporated herein in its entirety by reference.

Performance Share Unit Awards

On October 27, 2016, the Compensation Committee (the “Committee”) of the Board granted Mr. Spinner and Sean F. Griffin, the Company’s Chief Operating Officer, performance-based vesting restricted share unit awards (the “PSUs”) pursuant to the Company’s Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”). The PSUs granted to Mr. Spinner were issued in connection with the Employment Agreement and in recognition of Mr. Spinner’s accomplishments and commitments discussed above. The PSUs granted to Mr. Griffin were in recognition of Mr. Griffin’s key role in implementing the Company’s corporate strategy and his significant responsibilities for managing the Company’s operations.

Mr. Spinner’s PSU award totals 175,000 units at target level of performance with vesting for 50,000 units annually at target level performance based 50% each on the Company’s net sales and adjusted EBITDA for each of fiscal 2017, 2018 and 2019 and 25,000 units at target level performance based on the Company’s adjusted EBITDA for the three-fiscal year cumulative period inclusive of fiscal 2017, fiscal 2018 and fiscal 2019. The actual number of shares that may be issued to Mr. Spinner with respect to this award can range from 0% of target to 120% of target with 80% of target payable for threshold level performance and 120% of target payable for maximum performance. In addition to the net sales and adjusted EBITDA performance metrics, each tranche of this award includes a minimum level of earnings per diluted share, calculated on a GAAP basis, that must be achieved for the particular performance period before Mr. Spinner will be eligible to have these units vest. Even if this target is exceeded, the Company’s actual underlying performance must exceed the levels necessary to generate this level of diluted earnings per share before any of these units will be earned.

Mr. Griffin’s PSU award totals 45,000 units at target level of performance with vesting for 17,500 units annually at target level performance based 50% each on the Company’s net sales and adjusted EBITDA for each of fiscal 2017 and 2018 and 10,000 units at target level performance based on the Company’s adjusted EBITDA for the two-fiscal year cumulative period inclusive of fiscal 2017 and fiscal 2018. The net sales and adjusted EBITDA targets applicable to Mr. Griffin’s award are identical to those utilized for Mr. Spinner’s award. In addition to the net sales and adjusted EBITDA performance metrics, each tranche of Mr. Griffin’s award includes a minimum level of earnings per diluted share, calculated on a GAAP basis, that must be achieved for the particular performance period before Mr. Griffin will be eligible to have these units vest. Even if this target is exceeded, the Company’s actual underlying performance must exceed the levels necessary to generate this level of diluted earnings per share before any of these units will be earned.

Vesting of the PSUs is generally dependent on the continued employment of the grantee through the applicable performance period. In the event of the grantee’s termination of employment with the Company as a result of death or disability, a pro rata portion of the PSUs that the grantee would have earned for the fiscal year in which the grantee died or became disabled would be paid out, and if the grantee’s employment terminates for any reason within one year following a change in control (as defined in the 2012 Plan) the grantee will vest in the target amount of PSUs.

The above description of the PSUs does not purport to be complete and is qualified in its entirety by reference to, with respect to Mr. Spinner’s grants, the forms of Restricted Share Unit Award Agreement, Restricted Share Unit Award Agreement and Performance-Based Vesting Restricted Share Unit Award Agreement themselves, copies of which are attached to this report as Exhibits 10.2, 10.3 and 10.4, respectively, and with respect to Mr. Griffin’s grant, the form of Performance-Based Vesting Restricted Share Unit Award Agreement which is attached to this report as Exhibit 10.5, and which in each case are incorporated herein in their entirety by reference.

Fiscal 2017 Cash Incentive Program.

On October 27, 2016, the Committee approved a cash incentive program (the “AIP”) which is intended to provide a performance-based cash incentive opportunity to the Company’s senior officers, including, among other officers, the officers to be identified as “named executive officers” in the Company’s 2016 Proxy Statement that remain employed by the Company. The cash awards are based on the Company’s achievement of a gateway GAAP earnings per diluted share metric for the 2017 fiscal year as well as Committee-approved, one-year Company financial performance goals and other criteria specific to the individual for the 2017 fiscal year.  The maximum actual payouts pursuant to the AIP can range from 100% to 200% of a participant's base salary, depending on the participant’s role and responsibility. The AIP contains provisions related to, among other things, the eligibility requirements and administrative features of the program, including the payment provisions thereof. The Committee will administer and make all determinations under the AIP.

The above description of the AIP does not purport to be complete and is qualified in its entirety by reference to the AIP itself, a copy of which is attached to this report as Exhibit 10.6, and is incorporated herein in its entirety by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of October 28, 2016, by and among United Natural Foods, Inc., and Steven L. Spinner.
10.2	Form of Restricted Share Unit Award Agreement pursuant to the Company’s Amended and Restated 2012 Equity Incentive Plan.
10.3	Form of Restricted Share Unit Award Agreement pursuant to the Company’s Amended and Restated 2012 Equity Incentive Plan.
10.4	Form of Performance-Based Vesting Restricted Share Unit Award Agreement pursuant to the Company’s Amended and Restated 2012 Equity Incentive Plan.
10.5	Form of Performance-Based Vesting Restricted Share Unit Award Agreement pursuant to the Company’s Amended and Restated 2012 Equity Incentive Plan.
10.6	Fiscal 2017 Senior Management Annual Cash Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED NATURAL FOODS, INC.

By:	/s/ Michael P. Zechmeister
Name:	Michael P. Zechmeister
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Date: November 2, 2016